Exhibit 99.1

Charlie’s Holdings Announces Board Changes in Preparation for Uplist to National Securities Exchange

COSTA MESA, CA – November 3, 2021 – Accesswire – Charlie’s Holdings, Inc. (OTCQB: CHUC) (“Charlie’s” or the “Company”), an industry leader in the premium, nicotine-based, e-cigarette space, today announced that Charlie’s Board of Directors will transition to a board with a majority of independent directors as required by the national securities exchanges. Effective November 3, 2021, Chief Executive Officer, Chairman, and Company co-founder, Brandon Stump has resigned for personal reasons and to allow Charlie’s to appoint an independent director in his place. Mr. Stump will continue as the Company’s single largest shareholder. Effective, November 3, 2021, inside directors Keith Stump and David Allen will also step down from the Company’s Board in order to make room for additional independent directors. In preparation for the Company’s proposed uplist to a national securities exchange, Charlie’s intends to appoint one new independent director before January 1, 2022 and has initiated a search for additional distinguished candidates.

“As the co-founder of Charlie’s, Brandon was the Company’s creative visionary. He spearheaded development of some of our Company’s most popular brands and flavors,” explained Jeff Fox, independent director of Charlie’s Holdings, Inc. “Brandon’s passion and charisma inspired not only Charlie’s, but much of the vapor products industry. Our Company and our shareholders are enormously thankful to Brandon for his leadership and I, for one, will continue to lean into Brandon’s insights for Charlie’s future vision. In his pursuit of new, independent ventures, we wish Brandon and his family the very best.”

“Co-founding and leading Charlie’s – from a startup in my kitchen to a public company that distributes products in dozens of countries around the world – has been enormously rewarding to me,” said Brandon Stump. “I am proud to have worked with an incredibly talented Charlie’s team, outstanding retail and distributor partners, and a whole host of advisors and other professionals who have helped position the Company as an undisputed leader in the vapor products industry. Rest assured, I am not abandoning Charlie’s. Having recently invested an additional $3 million in the Company, I remain solidly bullish on Charlie’s! My family and I remain the Company’s largest shareholders… and we intend to remain so because we have the utmost confidence in Ryan Stump, COO and Henry Sicignano, President.”

Mr. Fox explained, “In order for the Company to uplist to a national securities exchange, a majority of Charlie’s Board of Directors must be ‘independent.’ To facilitate this change, inside directors Keith Stump and David Allen have also agreed to resign from the board. We extend our sincere thanks to Keith and Dave for their distinguished service and for their willingness to step down to allow for the future growth of the Company under a board comprised of a majority of independent directors.”

Scot Cohen, independent director of Charlie’s Holdings, Inc. said, “As Charlie’s transitions to an independent board – that will include at least one distinguished expert on the FDA’s PMTA pathway – we are very pleased with the Company’s executive management team. Ryan Stump, Chief Operating Officer and a director, is a Company founder and nicotine expert. Henry Sicignano, President, is a seasoned executive with extensive experience in brand development, competitive strategy, and capital markets. Both strong, proven leaders, Henry and Ryan are uniquely qualified to continue to lead Charlie’s, to launch new products, to establish strategic partnerships, and to grow significantly the Company’s revenue base. We have a truly outstanding team… great things ahead!”

About Charlie’s Holdings, Inc.

Charlie's Holdings, Inc. (OTCQB: CHUC) is an industry leader in the premium, nicotine-based, vapor products space and the hemp-derived CBD wellness market. The Company's products are sold around the world to select distributors, specialty retailers, and third-party online resellers through subsidiary companies Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust, LLC has developed an extensive portfolio of brand styles, flavor profiles, and innovative product formats. Don Polly, LLC creates innovative wellness products and brands in the hemp-derived CBD marketplace.

For additional information, please visit our corporate website at: CharliesHoldings.com and our branded online websites: CharliesChalkDust.com and PachamamaCBD.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ongoing ability to quote its shares on the OTCQB; whether the Company will meet the requirements to uplist onto a national securities exchange in the future; the Company’s ability to successfully increase sales and enter new markets; whether the Company’s PMTA’s will be approved by the FDA, and the FDA’s decisions with respect to the Company’s future PMTA’s; the Company's ability to manufacture and produce products for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q, annual report on Form 10-K, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:

IR@charliesholdings.com

Phone: 949-570-0691